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EXHIBIT 99.1

Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com		N E W S R E L E A S E
	Contacts:	Investors:	Paul Russell (805) 563-7188 Diana Takvam (805) 563-6883
		Media:	Harry Anderson (805) 563-6816

Tenet Prices $2 Billion Investment Grade Debt Issue

    SANTA BARBARA, Calif.—Oct. 30, 2001—Tenet Healthcare Corporation (NYSE: THC) today announced that it has increased its previously announced private placement of $1 billion of debt securities to $2 billion, issuing tranches of 5-year, 10-year and 30-year notes. The company priced the issues today, as follows:

  •
  $550 million of 5 3/8% Senior Notes due 2006 priced at 99.529%

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  $1 billion of 6 3/8% Senior Notes due 2011 priced at 99.370%

  •
  $450 million of 6 7/8% Senior Notes due 2031 priced at 92.767%

    Tenet intends to use the net proceeds of the offering to repay debt and for other corporate purposes.

    The company offered the Notes to qualified institutional buyers through a private placement pursuant to rule 144A. Because the Notes are being offered through a private placement, they have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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    Certain statements in this release may constitute forward-looking statements. They are based on management's current expectation and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports of Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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Tenet Prices $2 Billion Investment Grade Debt Issue